SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Charming Shoppes, Inc.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                                       N/A
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/X/ No Fee Required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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    previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                             CHARMING SHOPPES, INC.
                                 450 WINKS LANE
                          BENSALEM, PENNSYLVANIA 19020

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 19, 1997

                            ------------------------

TO OUR SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Charming Shoppes, Inc. will be held at the offices of Charming Shoppes, Inc. at 450 Winks Lane, Bensalem, Pennsylvania 19020, on June 19, 1997 at 10:00 A.M. for the following purposes:

          1. To elect three Class A Directors of the Company;

          2. To authorize and approve the issuance of shares under the Non-Employee Directors Compensation Program;

          3. To authorize and approve the issuance of shares under the Compensation Program for the Non-Employee Chairman of the Board of Directors; and

          4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only Shareholders of record at the close of business on May 2, 1997 will be entitled to notice of and to vote at the meeting.

     A Proxy Statement, Proxy Card, Annual Report and postage-paid return envelope are enclosed.

                                          By Order of the Board of Directors

                                               BERNARD BRODSKY
                                                  Secretary

May 15, 1997

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. SHAREHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO VOTE, DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, AND TO MAIL THE SAME IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES.

                             CHARMING SHOPPES, INC.
                                 450 WINKS LANE
                          BENSALEM, PENNSYLVANIA 19020

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     Execution and return of the enclosed Proxy Card is being solicited by the Board of Directors of Charming Shoppes, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on June 19, 1997 at 10:00 A.M. at the offices of the Company at 450 Winks Lane, Bensalem, Pennsylvania 19020, or at any adjournments thereof (the "Meeting"). Shares of the Company's Common Stock represented by any unrevoked Proxy in the enclosed form, if such Proxy is properly executed and is received prior to the Meeting, will be voted in accordance with the specifications made on such Proxy. Any properly executed Proxy received on a timely basis on which no specification has been made by the Shareholder will be voted "FOR" the election as Directors of the nominees listed herein (or for such substitute nominee as may be nominated by the Board of Directors in the event any initial nominee becomes unavailable, which event is not anticipated), "FOR" the proposal to authorize and approve the issuance of shares under the Non-Employee Directors Compensation Program (the "Non-Employee Directors Program"), "FOR" the proposal to authorize and approve the issuance of shares under the Compensation Program for the Non-Employee Chairman of the Board of Directors (the "Non-Employee Chairman Program") and, in the discretion of the Proxy Committee, upon all other matters requiring a vote of Shareholders which may come before the Meeting, and of which the Board of Directors was not aware a reasonable time before this solicitation, and as otherwise permitted under the Rules of the Securities and Exchange Commission ("SEC"). This Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders and Proxy Card and the Company's 1997 Annual Report have been mailed on or about May 15, 1997. Only Shareholders of record as of the close of business on May 2, 1997 are entitled to notice of and to vote at the Meeting.

     The Proxy Committee consists of Dorrit J. Bern, Chairman of the Board of Directors, President and Chief Executive Officer, and Joseph L. Castle, II, a member of the Board of Directors. Any Shareholder who executes and delivers a Proxy may revoke it at any time prior to its use by delivering a duly executed Proxy bearing a later date or by sending notice to the Secretary of the Company at the address of the Company listed above. Any Shareholder may choose to attend the Meeting and vote in person, in which case any Proxy previously executed by such Shareholder will be revoked.

     As of May 2, 1997, the Company had 105,737,866 shares of Common Stock outstanding, the holders of which are entitled to one vote per share. Presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote is necessary to constitute a quorum. The election of Directors will be determined by a plurality of the votes cast, while the authorization and approval of shares under the Non-Employee Directors Program and the Non-Employee Chairman Program will require the affirmative vote of a majority of the votes cast. With regard to the election of Directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on the proposals concerning the Non-Employee Directors Program and the Non-Employee Chairman Program. If a shareholder records the fact of abstention in person or by proxy, or if a nominee, broker or other person holding shares on behalf of a beneficial owner specifies that shares are not to be voted on a given matter (a "non-vote"), such action will be excluded entirely from the vote and will have no effect.

                           RECENT MANAGEMENT CHANGES

     On February 9, 1996, Philip Wachs resigned from his offices as Chairman of the Board and Chief Operating Officer of the Company. On April 25, 1996, he resigned as a Director of the Company. On March 21, 1996, Joseph L. Castle, II, a Director, was elected Chairman of the Board of Directors of the Company. He served the Company as Chairman of the Board until January 30, 1997 when he resigned from that office and was succeeded as Chairman of the Board by Dorrit
J. Bern, President, Chief Executive Officer and the then Vice Chairman of the Board of the Company. Mr. Castle has continued to serve as a Director of the Company. On April 25, 1996, Samuel Sidewater resigned from the office of Executive Vice President -- Mens Division and as a Director of the Company. On April 11, 1997, Jeffrey M. Zelenko resigned from the office of Executive Vice President -- Merchandising. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements".

                             ELECTION OF DIRECTORS

GENERAL

     Pursuant to the Company's Restated Articles of Incorporation, which provides for a classified Board of Directors, the Board of Directors consists of three classes of Directors with overlapping three-year terms. One class of Directors is to be elected each year with terms expiring on the third succeeding Annual Meeting after such election and until their successors shall have been duly elected and qualified. The terms of three Class A Directors, namely Marvin
L. Slomowitz, Geoffrey W. Levy and Marjorie Margolies-Mezvinsky, are scheduled to expire as of the date of the Meeting. At the Meeting, Marvin L. Slomowitz, Geoffrey W. Levy and Marjorie Margolies-Mezvinsky will be nominated to serve as Class A Directors for additional three-year terms and until their successors shall have been duly elected and qualified. Messrs. Slomowitz and Levy were last elected as Class A Directors to the Board at the Company's Annual Meeting held on June 8, 1994. Ms. Margolies-Mezvinsky was elected as a Class A Director on January 30, 1997 to fill the vacancy created by the resignation of Mordechay Kafry, a former Director and officer of the Company.

     Unless otherwise directed, the Proxy solicited hereby will be voted for the election of Marvin L. Slomowitz, Geoffrey W. Levy and Marjorie
Margolies-Mezvinsky as Class A Directors.

     If any of the nominees refuses or is unable to serve as a Director (which event is not anticipated), discretionary authority may be exercised by the Proxy Committee to vote for a substitute to be named by the present Board of Directors. The election of Directors will be determined by a plurality of the votes cast.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL THE NOMINEES.

BIOGRAPHICAL INFORMATION

     The following information is submitted as of May 2, 1997 concerning each nominee for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting:

                             NOMINEES FOR DIRECTOR

                                                        POSITION HELD                   YEAR FIRST         TERM
NAME                                                    WITH THE COMPANY       AGE    BECAME DIRECTOR    TO EXPIRE
----                                                    --------------------   ---    ---------------    ---------
Marvin L. Slomowitz..................................   Director               67           1990            2000
Geoffrey W. Levy.....................................   Director               49           1993            2000
Marjorie Margolies-Mezvinsky.........................   Director               54           1997            2000

                                     DIRECTORS WHOSE TERMS OF OFFICE CONTINUE
Joseph L. Castle, II.................................   Director               64           1990            1998
Michael Solomon......................................   Director               49           1990            1998
Dorrit J. Bern.......................................   Chairman of the        47           1995            1999
                                                        Board, President
                                                        and Chief Executive
                                                        Officer
Alan Rosskamm........................................   Director               47           1992            1999

     Marvin L. Slomowitz has served as Chairman of the Board and Chief Executive Officer of Mark Centers Trust since June 1993 and as President of Mark Centers Trust from June 1993 to February 1994. He has also served as Chairman of the Board of Directors, President and Chief Executive Officer of the predecessor to Mark Centers Trust, Mark Development Company, from 1955 through June 1993. Mark Centers Trust is principally engaged in the development of shopping centers.

     Geoffrey W. Levy has been principally engaged in the development of shopping centers in the northeastern section of the United States since 1969. He has also acted as a consultant to national and regional retail chains providing them with advisory services on site selection and lease negotiations. Prior to 1988, Mr. Levy owned and operated twenty-five movie theaters in the northeastern section of the United States. From 1988 until 1995, Mr. Levy served as President of Southbridge Cinema, Inc. which owned and operated a movie theater in Massachusetts and from 1988 until the present he has served as Treasurer of Fishkill Cinema, Inc. which owns and operates a movie theater in New York. In September 1995 Southbridge Cinema, Inc. was dissolved. Mr. Levy is also the general partner of Wakefield Mall Associates which owns and operates a shopping center in Wakefield, Rhode Island.

     Marjorie Margolies-Mezvinsky has served as President of the Women's Campaign Fund and the Women's Campaign Research Fund since March 1996. In 1995 she served as Director of the United States Delegation to the United Nations Fourth World Conference on Women. From 1992 to 1994, she served as the United States representative from Pennsylvania's 13th Congressional District in the 103rd Congressional Session. From 1971 to 1991, Ms. Margolies-Mezvinsky was a television journalist with NBC and its owned and operated stations in both New York and Washington, D.C.

     Joseph L. Castle, II was Chairman of the Company's Board of Directors for the period March 21, 1996 through January 30, 1997. He has served as Chairman of the Board of Castle Energy Corporation ("CEC") since December 1993. He has also served as President, Chief Executive Officer and a Director of CEC since December 1985 and was President and Chairman of the Board of Directors of its predecessor (which merged with a subsidiary of CEC in December 1985) from February 1981 through December 1985. He is also a Director of Comcast Corporation and Mark Centers Trust.

     Michael Solomon has been associated with the investment banking firm of Lazard Freres & Co. LLC since 1981 and is currently a Managing Director of that firm.

     Dorrit J. Bern has been President and Chief Executive Officer since August 23, 1995 when she joined the Company. She also served as Vice Chairman of the Board from August 23, 1995 until January 30, 1997 when she was elected Chairman of the Board. Prior to her employment with the Company, Ms. Bern was employed by Sears, Roebuck & Co. since 1987. As Divisional Vice President of Misses and Junior Sportswear, Dresses, Outerwear, Petite and Large Size Sportswear and Dresses, and Maternity, Ms. Bern was instrumental in the creation and execution of the women's apparel strategy at Sears. In December 1992, she was promoted to Category Vice President of Women's Apparel. In December 1993, she was promoted to Group Vice President of Women's Apparel and Home Fashions. Prior to joining Sears, Roebuck & Co., Ms. Bern held merchandising positions at The Bon Marche and Joske's, divisions of Allied Department Stores, Inc.

     Alan Rosskamm has been Chairman of the Board of Directors of Fabri-Centers of America, Inc. ("FCA") since July 1992 and has been the Chief Executive Officer and a Director of FCA for more than five years. FCA sells a wide variety of fashion and decorator fabrics, notions, patterns, sewing accessories, crafts and seasonal merchandise under the Jo-Ann, Cloth World and New York Fabric names. In February 1997, FCA reached a settlement with the SEC, without admitting or denying the allegations, concerning alleged violations of the securities laws primarily in connection with certain inventory reserve estimates in the Company's 1992 financial statements and their use in a 1992 securities offering. Concurrently, Mr. Rosskamm consented to a separate SEC administrative cease and desist order against violations of the federal securities laws, without admitting or denying the SEC's allegations. The SEC contended that Mr. Rosskamm violated certain federal securities laws in connection with the 1992 offering by not adequately inquiring before signing representation letters to FCA's auditors and by signing a Form 10-Q which was filed following the offering.

     Information concerning the beneficial ownership of the Company's shares of Common Stock by each nominee for election as a Director and each person whose term of office as a Director will continue is set forth under "PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP".

COMMITTEES OF THE BOARD

     The Board of Directors has an Audit Committee, a Compensation Committee, certain Stock Option Committees and an Administration Committee. During the Company's 1997 fiscal year, Joseph L. Castle, II, Alan Rosskamm and Geoffrey W. Levy were members of the Audit Committee. On March 10, 1997, Marvin L. Slomowitz replaced Alan Rosskamm as a member of the Audit Committee. The Audit Committee monitors the activities of the Company's independent auditors and the Company's internal audit functions. The Audit Committee met six times during the Company's 1997 fiscal year. During the Company's 1997 fiscal year, Joseph L. Castle, II, Alan Rosskamm, Michael Solomon and Marvin L. Slomowitz were members of the Compensation Committee and Stock Option Committees. On March 10, 1997, Marjorie Margolies-Mezvinsky replaced Marvin L. Slomowitz as a member of the Compensation and Stock Option Committee. The Compensation Committee reviews the compensation of the Company's Executive Officers. See "REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION". The Compensation Committee had seven meetings (some of which were joint meetings with the Stock Option Committee) during the Company's 1997 fiscal year. The Stock Option Committees have the responsibility to administer the Company's employee stock option and stock incentive plans; to determine the individuals from among those eligible under these plans to whom, and the time or times at which, options and awards shall be granted and the number of shares to be subject to each option or award; and to make all other determinations necessary or advisable for the administration of these plans. The Stock Option Committees had seven meetings (some of which were joint meetings with the Compensation Committee) during the Company's 1997 fiscal year and, on nine occasions, acted by unanimous consent.

     During the Company's 1997 fiscal year, Geoffrey W. Levy, Dorrit J. Bern and Joseph L. Castle, II were members of the Board of Directors' Administration Committee (the "Administration Committee"). Dorrit J. Bern and Joseph L. Castle, II were appointed to fill the vacancies resulting from the resignations of Philip Wachs and Samuel Sidewater, respectively, during the 1997 fiscal year. The Administration Committee is authorized to exercise the authority of the Board of Directors on matters of a routine nature between meetings of the Board of Directors. The Administration Committee did not act during the Company's 1997 fiscal year.

     The Company does not have a formal nominating committee, and nominations for Director candidates are determined by the Board of Directors. The Company's By-laws establish advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as Directors. These procedures generally provide that the notice of proposed shareholder nominations for the election of Directors must be given in writing to the secretary of the Company not later than the date on which a shareholder proposal would be required to be submitted to the Company in order to be set forth in the Company's Proxy Statement, in accordance with SEC Rules. See "PROPOSALS FOR 1998 ANNUAL MEETING". Such notice generally must
(i) identify the name and address of the nominating shareholder and nominee,
(ii) contain representations concerning the nominating shareholder's ownership of Common Stock and intention to appear at the Meeting and make the nomination and (iii) include all relevant information concerning the nominee and his or her relationship or transactions with the Company that are required to be disclosed in the Proxy Statement pursuant to SEC Rules.

     Eleven meetings of the Board of Directors were held during the Company's fiscal year ended February 1, 1997. Each incumbent Director attended at least 75% of the meetings of the Board and Committees on which he or she served (held at a time at which he or she was a Director).

COMPENSATION OF DIRECTORS

     Since the Company's 1996 Annual Meeting on June 27, 1997, Directors and the Chairman of the Board who are not also employees of the Company have been compensated under the Non-Employee Directors Program and the Non-Employee Chairman Program, respectively, which were adopted by the Board of Directors on August 21, 1996. Under the Non-Employee Directors Program, each non-employee Director is entitled to receive an award of shares with a fair market value equal to 60% of the annual fee payable thereunder. The annual fee currently is $60,000. The balance of the annual fee is payable in cash to each non-employee Director. Under the Non-Employee Chairman Program, the non-employee Chairman is entitled to receive an award of shares with a fair market value equal to 50% of the annual fee payable thereunder. The annual fee currently is $300,000. The balance of the annual fee is payable in cash. For a description of the Non-Employee Directors Program and the Non-Employee Chairman Program and the awards granted thereunder, see "AUTHORIZATION AND APPROVAL OF THE ISSUANCE OF SHARES UNDER THE NON-EMPLOYEE DIRECTORS COMPENSATION PROGRAM AND THE COMPENSATION PROGRAM FOR THE NON-EMPLOYEE CHAIRMAN OF THE BOARD OF DIRECTORS". Prior to the Company's 1996 Annual Meeting, non-employee Directors were paid $20,000 per year for their services on the Board and any Committees. Non-employee Directors were also granted shares of restricted stock under the Company's Non-Employee Directors' Restricted Stock Plan (the "Restricted Stock Plan") which expired April 3, 1996. The Restricted Stock Plan provided for a one-time grant of 5,000 shares of restricted stock to each non-employee Director who was serving at the effective date of the Restricted Stock Plan and, during the five-year life of the Restricted Stock Plan, a pro-rata grant to each newly elected or appointed non-employee Director who at the time he or she joined the Board was not related to another Director and had not been an employee of the Company for at least three years. Joseph L. Castle, II was paid $120,000 for his services as Chairman of the Board until the Company's 1996 Annual Meeting. A Director who is also a Company employee is not separately compensated for his or her service as a Director or Chairman of the Board.

     Non-employee Directors have participated and continue to participate in the Company's 1989 Non-Employee Director Stock Option Plan (the "1989 Plan"). The 1989 Plan provides that each person who after the inception of the 1989 Plan becomes a non-employee Director of the Company shall automatically receive an option under the 1989 Plan, as of the date of such Director's commencement of service as a non-employee Director, to purchase 30,000 shares of Common Stock. The exercise price for the shares of Common Stock to be purchased upon exercise of such option is equal to the fair market value of the shares covered by such option on the date of grant. Options granted under the 1989 Plan generally have a term of ten years and become cumulatively exercisable as to 20% of the shares subject to the option on each of the first five anniversaries of the date of grant.

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years (ended February 1, 1997 ("1997 fiscal year"), February 3, 1996 ("1996 fiscal year") and January 28, 1995 ("1995 fiscal year")) to the Company's Chief Executive Officer and each of the Company's four other most highly compensated Executive Officers who were serving in such capacities at the end of the 1997 fiscal year based on salary and bonus earned during the 1997 fiscal year.

                                                                                         LONG-TERM COMPENSATION
                                                                                        ------------------------
                                                                                                 AWARDS
                                                       ANNUAL COMPENSATION              ------------------------
                                              --------------------------------------    RESTRICTED
                                                                        OTHER ANNUAL      STOCK       SECURITIES     ALL OTHER
            NAME AND               FISCAL       SALARY       BONUS      COMPENSATION     AWARD(S)     UNDERLYING    COMPENSATION
       PRINCIPAL POSITION          YEAR(1)       ($)         ($)(2)        ($)(3)          ($)        OPTIONS(#)     ($)(4)(5)
---------------------------------  -------    ----------    --------    ------------    ----------    ----------    ------------
Dorrit J. Bern(6) ...............    1997     $1,000,000    $570,000      $ 67,978      $1,900,000(6)         --     $   58,392
Chairman of the Board, President     1996        438,462(7)       --            --              --     1,000,000      1,000,000(6)
and Chief Executive Officer          1995             --          --            --              --            --             --

Erna Zint(8) ....................    1997        400,000     190,000       150,568              --            --             --
Executive Vice President --          1996         16,667(7)       --            --              --       250,000        150,000(8)
Sourcing                             1995             --          --            --              --            --             --

Jeffrey M. Zelenko(9) ...........    1997        350,000     140,443            --              --        50,000         12,924
Executive Vice President --          1996        226,154(7)       --            --              --       110,000        250,000(9)
Merchandising                        1995             --          --            --              --            --             --

Colin D. Stern ..................    1997        300,000     136,806            --              --       100,000         48,862(10)
Executive Vice President and         1996        300,000          --            --              --       145,000         19,096
General Counsel                      1995        300,000          --            --              --       133,500         22,220

Elizabeth Williams ..............    1997        300,000     130,924            --              --       200,000         70,843(11)
Executive Vice President --          1996         86,538(7)       --            --              --       100,000        259,991(11)
Merchandising                        1995             --          --            --              --            --             --

------------------
(1) The Company has a 52-53 week fiscal year ending the Saturday nearest January 31. The Company had a 53 week fiscal year for the fiscal year ended February 3, 1996. All amounts in the table have been adjusted to reflect the fiscal year ended February 3, 1996 as a 52 week fiscal year.

(2) The Company has an annual incentive plan for key employees (the "Participants"). Each Participant receives a specified percentage of his or her base salary on a graduated scale as a bonus, if and to the extent the performance goals prescribed for that Participant are met. The performance goals vary depending on the functions of each Participant. The plan and the performance goals are reviewed and approved by the Compensation Committee prior to implementation. See "REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION".

(3) The amount disclosed under the caption "Other Annual Compensation" with respect to Dorrit J. Bern includes $17,254 paid on her behalf for air travel commuting expenses between Ms. Bern's home in Illinois and the Company's main office in Pennsylvania and $45,600 paid on her behalf as a housing allowance for living accommodations in Philadelphia, Pennsylvania. The amount disclosed under the caption "Other Annual Compensation" with respect to Erna Zint includes $144,000 paid on her behalf as a housing allowance for living accommodations in Hong Kong. No amount has been disclosed under the caption "Other Annual Compensation" with respect to the other named Executive Officers in accordance with SEC Rules as the value of perquisites or other personal benefits received by each such Executive Officer does not equal or exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each such Executive Officer.

                                               Notes continued on following page

 (4) The Company has enabled Dorrit J. Bern, Jeffrey M. Zelenko, Colin D. Stern and Elizabeth Williams to obtain life insurance pursuant to "Split Dollar" arrangements. The Company is the beneficiary under such policies to the extent of the premiums paid by it. Accordingly, the economic value of this benefit to each named Executive Officer included under the caption "All Other Compensation" with respect to the 1997 fiscal year are as follows:
     Dorrit J. Bern, $57,584; Jeffrey M. Zelenko, $12,924; Colin D. Stern, $10,162; and Elizabeth Williams, $9,782. Also included under the caption "All Other Compensation" with respect to Mr. Stern are premiums in the amount of $6,000 paid by the Company on behalf of Mr. Stern for a cash-value type insurance policy on the life of Mr. Stern. With respect to the life insurance coverage for Dorrit J. Bern, see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

 (5) Included under the caption "All Other Compensation" are contributions in the following amounts made or accrued by the Company under its defined contribution plan on behalf of the named Executive Officers during the 1997 fiscal year: Dorrit J. Bern, $808; Erna Zint, $0; Jeffrey M. Zelenko, $0; Colin D. Stern, $2,700; and Elizabeth Williams, $0.

 (6) On August 23, 1995, Dorrit J. Bern was appointed President, Chief Executive Officer and Vice Chairman of the Board of the Company. The Company entered into an employment agreement with Ms. Bern pursuant to which she will render services to the Company in those capacities. On January 30, 1997, Ms. Bern was appointed Chairman of the Board. Included under the caption "All Other Compensation" is a $1,000,000 cash bonus paid to Ms. Bern in conjunction with her acceptance of employment with the Company. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements". Included under the caption "Restricted Stock Award(s)" is the value of a stock award of 400,000 shares which was granted to Ms. Bern on March 20, 1996. 160,000 shares were granted without risk of forfeiture and 240,000 shares were granted subject to risk of forfeiture and restrictions. The closing price for the Company's Common Stock as reported by the Nasdaq National Market on March 20, 1996, the date of the award, was $4.75. At February 1, 1997, the 240,000 shares subject to risk of forfeiture and restrictions had an aggregate value of $1,140,000.

 (7) Mss. Bern, Zint and Williams and Mr. Zelenko commenced employment with the Company on August 23, 1995, January 15, 1996, October 16, 1995 and June 7, 1995, respectively. The salaries which were paid to them during the year of commencement of employment with the Company reflect payment for services rendered for only that portion of the year during which they were employed by the Company.

 (8) On January 15, 1996, Ms. Zint was appointed Executive Vice President -- Sourcing of the Company. The Company entered into an employment agreement with Ms. Zint pursuant to which she will render services to the Company in that capacity. Included under the caption "All Other Compensation" is a $150,000 cash bonus paid to Ms. Zint in conjunction with her acceptance of employment with the Company. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements".

 (9) On April 11, 1997, Mr. Zelenko, the Company's Executive Vice President -- Merchandising, resigned from his office. The Company has entered into a severance agreement and consulting agreement with Mr. Zelenko. Included under the caption "All Other Compensation" are cash bonuses in the amounts of $150,000 and $100,000, respectively, which were paid to Mr. Zelenko in conjunction with his acceptance of employment with the Company. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements".

(10) Included under the caption "All Other Compensation" is a one-time award in the amount of $30,000 for purpose of retention and in recognition of performance over a period including more than one fiscal year.

(11) Included under the caption "All Other Compensation" are relocation and temporary housing expenses in the aggregate amount of $71,052 paid to or on behalf of Elizabeth Williams in the 1996 fiscal year and 1997 fiscal year in conjunction with her acceptance of employment with the Company. Also included under the caption "All Other Compensation" is a cash bonus in the amount of $250,000 which was paid to Ms. Williams in conjunction with her acceptance of employment with the Company.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information relating to options granted to the named Executive Officers during the 1997 fiscal year. The table indicates the potential realizable value of options granted during the 1997 fiscal year assuming the options are exercised immediately prior to their expiration date and assuming the occurrence of the specified compounded rates of appreciation of the Company's Common Stock over the term of such options. The potential realizable value of such options is approximately equal to the amount a purchaser of Common Stock would realize, exclusive of brokerage commissions, assuming (i) the purchase of an equivalent number of shares of Common Stock at the closing market price on the date of grant of the options depicted, (ii) the sale of such shares immediately prior to the expiration date of such options at the closing market price on such date and (iii) the occurrence of the specified compounded rates of appreciation of the Common Stock over such holding period. This table is presented solely for purposes of complying with SEC Rules, and there can be no assurance that the optionees or any purchaser of the Common Stock under the circumstances described herein will actually realize the returns assumed herein under the circumstances depicted or under any other circumstances. The actual amounts, if any, realized by an optionee or the purchaser of Common Stock will be dependent upon a number of factors, including the future performance of the Company and overall stock market conditions.

                                                            INDIVIDUAL GRANTS
                                          ------------------------------------------------------     POTENTIAL REALIZABLE
                                          NUMBER OF                                                    VALUE AT ASSUMED
                                          SECURITIES      % OF TOTAL                                ANNUAL RATES OF STOCK
                                          UNDERLYING       OPTIONS                                  PRICE APPRECIATION FOR
                                           OPTIONS        GRANTED TO      EXERCISE                      OPTION TERM(1)
                                           GRANTED        EMPLOYEES        PRICE      EXPIRATION    ----------------------
NAME                                        (#)(2)      IN FISCAL YEAR     ($/SH)        DATE        5%($)        10%($)
----                                      ----------    --------------    --------    ----------    --------    ----------
Dorrit J. Bern.........................          --            --               --           --           --            --
Erna Zint..............................          --            --               --           --           --            --
Jeffrey M. Zelenko.....................      50,000          3.2%         $ 3.9375      2/23/06     $123,814    $  313,768
Colin D. Stern.........................     100,000          6.5%           3.9375      2/23/06      247,627       627,536
Elizabeth Williams.....................     200,000         13.0%           3.9375      2/23/06      495,255     1,255,072

------------------
(1) The potential realizable value of the options depicted above does not take into account provisions of certain options providing for termination of the options following the termination of employment, the non-transferability of the options or the vesting requirements of the options.

(2) All of these options to acquire shares of the Company's Common Stock are non-qualified options and were granted with an exercise price equal to the fair market value of the shares of Common Stock on the date of the grant. Such options become exercisable as to 30% of the shares subject thereto on each of the first and second anniversaries of the date of grant and as to 20% on the third and fourth anniversaries of the date of grant and have a term of ten years subject to earlier expiration at or following termination of employment in certain circumstances. The option exercise price may be paid in cash or, with the approval of the Stock Option Committee, in shares of Common Stock owned by the Executive Officer or a combination of cash and such shares. In the event of a change of control of the Company, any unexercisable portion of the options will become immediately exercisable. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements". An Executive Officer can elect to have the Company withhold shares upon exercise to satisfy tax withholding obligations.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The table below provides the following information with respect to options exercised by each of the named Executive Officers during the 1997 fiscal year:
(i) the number of shares of the Company's Common Stock acquired upon exercise of options during the 1997 fiscal year, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and unexercisable stock options held at January 31, 1997, and (iv) the aggregate dollar value of the in-the-money exercisable and unexercisable options at January 31, 1997.




                                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                                      OPTIONS AT FISCAL              AT FISCAL YEAR-END
                                                                         YEAR-END(#)                      ($)(1)
                                  SHARE ACQUIRED      VALUE      ----------------------------   ----------------------------
NAME                              ON EXERCISE(#)   REALIZED($)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                              --------------   -----------   -----------    -------------   -----------    -------------
Dorrit J. Bern.................           --               --      200,000         800,000       $  25,000       $ 100,000
Erna Zint......................           --               --       50,000         200,000          93,750         375,000
Jeffrey M. Zelenko.............           --               --       20,000         140,000           5,000          98,125
Colin D. Stern.................       50,000        $ 312,188      334,900         370,100         120,000          81,250
Elizabeth Williams.............           --               --       20,000         280,000          46,250         347,500

------------------
(1) The closing price for the Company's Common Stock as reported by the Nasdaq National Market on January 31, 1997 was $4.75. Value is calculated on the basis of the aggregate of the difference between the option exercise price of in-the-money options and $4.75 multiplied by the number of shares of Common Stock underlying such options.

EMPLOYMENT, CHANGE OF CONTROL AND SEVERANCE AGREEMENTS

     On August 22, 1995, Dorrit J. Bern entered into an Employment Agreement (the "Bern Agreement") with the Company pursuant to which Ms. Bern is employed as the Company's President and Chief Executive Officer at an annual salary of $1,000,000 for an initial term of five years commencing August 23, 1995 (the "Initial Term"). The Bern Agreement continues in full force and effect from year to year after the expiration of the Initial Term unless either Ms. Bern or the Company gives the other at least ninety days prior written notice before the commencement of any such year of such party's intention to terminate the Bern Agreement. Such annual salary may be increased or decreased at the discretion of the Company's Board of Directors, but in no event may the annual salary be less than $1,000,000. Ms. Bern received a cash bonus of $1,000,000 under the Bern Agreement. Commencing with the fiscal year beginning February 4, 1996, Ms. Bern is entitled to receive additional compensation ("Performance Payout") if the Company achieves certain performance criteria established under the Company's Annual Incentive Plan. The formula and standards for determining this Performance Payout are determined by the Compensation Committee, but may not exceed 120% of Ms. Bern's annual base salary for the applicable year. The Bern Agreement provides that Ms. Bern will receive a Performance Payout of not less than 30% of her annual salary for the fiscal year commencing February 4, 1996. For the fiscal year beginning February 4, 1996, the Compensation Committee determined that Ms. Bern's Performance Payout could not exceed 90% of her annual base salary for that year. Ms. Bern received a Performance Payout of $570,000 for that year. See "REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION". The Company's obligations under the Bern Agreement are secured by a Letter of Credit in the face amount of $2,500,000.

     Under the Bern Agreement, Ms. Bern was granted options to purchase up to 1,000,000 shares of the Company's Common Stock under the Company's 1993 Employees' Stock Incentive Plan. The options were granted at an exercise price of $4.625 per share, the closing price per common share on the Nasdaq National Market on the date of grant. Options covering 200,000 shares become exercisable on the first anniversary of the date of grant and options covering an additional 200,000 shares vest on each succeeding anniversary of the date of grant until the fifth anniversary at which time all options are fully vested. All options become fully vested if Ms. Bern resigns for Good Reason or is discharged without Cause. As defined in the Bern Agreement, "Good Reason" means: (i) a substantial change in her duties and responsibilities, which change would materially reduce her stature, importance and dignity within the Company; (ii) the appointment of an executive officer superior in rank to her; (iii) the failure of the Board to nominate her for re-election as a director, or the failure of the stockholders to re-elect her;
(iv) the failure of the Company to pay any amount due to her hereunder which failure shall persist for ten (10) days after written notice of such failure shall have been given to the Company; and/or (v) the assignment of her to office space which is not commensurate with her position and title, the failure of the Company to provide the ministerial, administrative and secretarial support customarily associated with her title and position or the withdrawal by the Company of any such ministerial, administrative and secretarial support. As defined in the Bern Agreement, "Cause" includes but is not limited to: her chronic neglect, refusal or failure to perform her employment duties and responsibilities, other than for reasons of sickness, accident or other similar causes beyond her control; or her commission of any dishonest act or intentional wrongdoing committed against the Company, its agents or employees or otherwise in connection with her employment by the Company or a conviction of a felony, whether or not in connection with employment. The Bern Agreement also provides for Ms. Bern's participation in the Company's retirement, insurance and other benefit programs. In particular, the Company has purchased a $4,000,000 split dollar life insurance policy on Ms. Bern's life. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

     Ms. Bern's employment may be terminated (a) in the event of her disability or incapacity, (b) on her death, (c) on her resignation for Good Reason, (d) on her resignation without Good Reason, (e) on her resignation upon a Change of Control which is defined in the Bern Agreement on substantially the same terms as are set forth in the agreements evidencing options granted under the 1993 Employees' Stock Incentive Plan and the 1990 Employees' Stock Incentive Plan as more fully described below, (f) for Cause, or (g) by the Company without Cause. If Ms. Bern is discharged without Cause or resigns for Good Reason or the Bern Agreement is not extended, she will continue to receive her base salary, paid in monthly installments, for the greater of the remaining term of the Bern Agreement or 18 months and her Performance Payout for such period provided that the Company's obligation for base salary will be offset by 65% of any compensation from other employment or self-employment during this period (the "Mitigation Reduction"). If Ms. Bern resigns upon a Change of Control, she will be entitled to post-termination compensation on these same terms for a period of two years, subject to the Mitigation Reduction. If within 12 months following a Change of Control, Ms. Bern's employment is terminated by her for Good Reason or if her employment is terminated without Cause then, in lieu of any other severance payments under the Bern Agreement, the Company will pay Ms. Bern on termination a lump sum amount equal to 2.5 times her "base amount" within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended. On death or on termination for disability or incapacity, Ms. Bern will be entitled to her base salary for any days worked prior to the date of death or termination, a Performance Payout and amounts payable under disability or insurance plans or policies maintained by the Company for her benefit. If Ms. Bern is discharged for Cause or she resigns without Good Reason, her sole entitlement will be the receipt of base salary for any days worked through the date of termination. During the term of the Bern Agreement and for a period equal to the greater of two years following the termination of employment for any reason or the period during which Ms. Bern is entitled to payments upon termination under the Bern Agreement, she may not, among other things, engage in or be financially interested in any business which is in competition with the Company.

     On January 15, 1996, Erna Zint entered into an Employment Agreement (the "Zint Agreement") with the Company pursuant to which Ms. Zint is employed as the Company's Executive Vice President -- Sourcing at an annual salary of $400,000 for an initial term of five years commencing January 15, 1996 (the "Term"). Ms. Zint is assigned to perform her duties under the Zint Agreement outside the United States and initially in Hong Kong. Ms. Zint's salary will be reviewed at least annually by the Company's Board of Directors to determine if an increase is appropriate, which increase is in the sole discretion of the Company's Board of Directors. Commencing with the fiscal year beginning February 4, 1996, Ms. Zint is entitled to receive additional compensation ("Performance Compensation") if the Company achieves certain performance objectives established under the Company's Annual Incentive Plan. The formula and standards for determining this Performance Compensation are determined by the Compensation Committee, but may not exceed 100% of Ms. Zint's annual base salary for the applicable year.

     Under the Zint Agreement, Ms. Zint was granted options to purchase up to 250,000 shares of the Company's Common Stock under the Company's 1993 Employees' Stock Incentive Plan. The options were granted at an exercise price of $2.875 per share, the closing price per common share on the Nasdaq National Market on the date of grant. Options covering 50,000 shares become exercisable on the first anniversary of the date of grant and options covering an additional 50,000 shares vest on each succeeding anniversary of the date of grant until the fifth anniversary at which time all options are fully vested. In addition, Ms. Zint is entitled to certain other benefits including, among others, a housing allowance of $12,000 per month during the Term of her employment, the payment of club membership fees and a round-trip airline ticket per year to Europe or the United States in connection with her annual leave which, when possible, will coincide with a business trip. The Zint Agreement also provides for Ms. Zint's participation in the Company's retirement, insurance and other benefit programs. The Company may terminate Ms. Zint's employment (a) in the event of her disability or death, or (b) for Cause. As defined in the Zint Agreement, "Cause" means (i) a material breach by Ms. Zint of the provisions of the Zint Agreement;
(ii) the commission by Ms. Zint of fraud against the Company or the conviction of Ms. Zint for aiding or abetting, or the commission of, a felony or of a fraud or a crime involving moral turpitude or a business crime, or (iii) certain events relating to drug or alcohol abuse which materially impair Ms. Zint's ability to perform her duties under the Zint Agreement. The Company may also terminate Ms. Zint's employment at any time during the Term upon written notice to Ms. Zint for any reason that does not constitute "Cause" as defined above provided that the Company pays to Ms. Zint the lesser of the amount to be paid during the remainder of the Term or one year's base salary (severance) at the rate in effect on the date of any such termination and continues to provide those benefits due to Ms. Zint under the Zint Agreement for the period of time covered by such severance. Ms. Zint has also agreed that, for a period of one year after the termination of her employment, she will not solicit the employment of any person who was employed by the Company or any of its affiliates or subsidiaries on a full or part-time basis at the time of Ms. Zint's termination unless such person was involuntarily discharged by the Company or such affiliate or subsidiary, without the prior consent of the Company.

     The Company has entered into a Severance Agreement and Consulting Agreement with Jeffrey M. Zelenko. Under his Severance Agreement, Mr. Zelenko will be paid an aggregate amount of $282,692 in equal weekly installments through January 30, 1998. Health care benefits will be provided to Mr. Zelenko and his eligible dependents through January 31, 1998. Pursuant to his hiring arrangement, Mr. Zelenko's previously granted options to purchase shares of the Company's Common Stock were amended so as to permit their immediate exercise on the termination of his employment with the Company. The period during which Mr. Zelenko may exercise certain previously granted options, namely options to purchase 100,000 shares of the Company's Common Stock at $4.50 per share and 50,000 shares of the Company's Common Stock at $3.9375 per share, was extended until September 30, 1997. The balance of Mr. Zelenko's previously granted options, namely options to purchase 10,000 shares of the Company's Common Stock at $1.00 per share, are exercisable until July 11, 1997. Under his Consulting Agreement with the Company, Mr. Zelenko will provide consulting services to the Company through June 6, 2000 and will be paid an aggregate amount of $350,000 per annum for the first two years and $123,846 for the balance of the consulting term in equal weekly installments during the period February 1, 1998 through June 8, 2000. Mr. Zelenko may elect under the Consulting Agreement to receive the weekly payments in two payments (otherwise payable over 12 and 16 month periods, respectively) in advance of the applicable consulting periods discounted by a rate equal to the Company's cost of borrowing at that time. Mr. Zelenko has also agreed, among other things, during the period through October 31, 1998 not to employ any individual who was an employee of the Company as of April 11, 1997 and who was employed by the Company within 120 days of such employment. In the event that Mr. Zelenko engages in professional activities in retailing prior to October 31, 1998, with certain limited exceptions, he will pay the Company the sum of $150,000.

     The Company has a severance arrangement with Elizabeth Williams who commenced employment with the Company on October 2, 1995. Under this arrangement, if Ms. Williams is terminated during the second year of employment with the Company, she will be paid three months salary at her original base salary, less withholdings, provided she executes a general release in the form generally used by the Company. The Company has no obligation for severance to Ms. Williams after completion of the second year of employment.

     The agreements evidencing options granted to each of the named Executives under the Company's stock option plans provide that in the event of a change of control of the Company the options become fully exercisable. In the case of options granted under the 1993 Employees' Stock Incentive Plan and the 1990 Employees' Stock Incentive Plan, a change of control is defined to mean (i) an acquisition of shares giving a person or group, except an Excluded Party, beneficial ownership of more than 20% of the voting power of the Company's voting securities, (ii) a change in the Board's membership such that the current members, or those elected or nominated by vote of two-thirds of the current members and successors elected or nominated by them, cease to represent a majority of the Board, (iii) certain mergers, recapitalizations, reorganizations, or similar transactions substantially reducing the percentage of voting power held by shareholders of the Company prior to such transactions (unless otherwise determined by the Board), and (iv) liquidation or sale of all or substantially all of the assets of the Company, except such transaction which would result in Excluded Parties owning or acquiring more than 50% of the assets owned by the Company immediately prior to the transaction. An "Excluded Party" includes subsidiaries of the Company, employee benefit plans of the Company and parties whose acquisitions of shares in excess of ten percent of the voting power of the Company have been approved in each case in advance by the Board of Directors. In the case of options granted under the 1988 Key Employee Stock Option Plan and the 1986 Employees' Stock Option Plan, a change of control will be deemed to occur if any person, together with such person's affiliates and associates, becomes a beneficial owner (including through any right to acquire) of securities having 20% or more of the votes entitled to be cast for the election of directors, or if, in connection with or during the two years following an extraordinary transaction, the persons who were Directors immediately before the transaction cease to constitute a majority of the Board of the Company or a successor corporation (not counting terminations due to death, disability or normal retirement), except that the Board of Directors may determine in advance that a given event will not be a change of control.

         REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The following report of the Compensation and Stock Option Committees of the Board of Directors and the performance graph included elsewhere in this Proxy Statement shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

  Compensation Strategy

     The primary objectives of the Compensation and Stock Option Committees of the Company's Board of Directors (collectively, the "Committee") are to assure that the Company's executive compensation and benefit program:

          o reflects the Company's unique, entrepreneurial and customer-focused orientation;

          o provides competitive compensation opportunities relative to profitable and growing retail industry organizations;

          o is effective in driving performance to achieve financial goals and create Shareholder value;

          o is cost-efficient and fair to employees, management and Shareholders; and

          o is well communicated and understood by program participants.

     The Committee, which is comprised of independent, non-employee Directors of the Company (see "ELECTION OF DIRECTORS -- Committees of the Board"), periodically engages an independent compensation and benefits consulting firm to review the Company's compensation and benefits program. In this regard consideration is given to:

          o business direction and strategy;

          o comparisons of compensation forms and levels with peer companies in the retail industry; and

          o interests of Shareholders, customers, communities, management and other employees.

     The Company's executive compensation and benefits program reflects its entrepreneurial business strategy and its need to attract and retain high quality key employees. The Company's compensation strategy is to place the major portion of total compensation at risk in the form of annual incentives and long-term, stock-based compensation programs. The program gives great weight to stock compensation opportunities thereby aligning management's interests with those of the Company's Shareholders. These stock compensation programs have been critical factors in attracting and retaining key employees and are intended to contribute to a high level of employee commitment to the Company's business success.

     The Company's target total compensation levels (base salary, annual bonus and long-term incentives) for Executives are set to reflect the Company's size and financial performance as compared to the size, financial performance and corresponding compensation levels of a group of high growth, retail industry companies (the "Compensation Peer Group"). Cash compensation (base salary and cash bonuses) targets for each Executive (other than the Chief Executive Officer) are set at no more than the performance and size adjusted median level of cash compensation of the Compensation Peer Group. The Company's Executives can achieve total compensation in excess of the performance and size adjusted median level of total compensation of such Compensation Peer Group when annual and long-term performance significantly exceed established goals (see "Annual Incentive Plan") and Shareholders are rewarded through stock price growth (see "Long-Term Incentive Plans"). Likewise, the Company's Executives' total compensation levels could fall below the performance and size adjusted median compensation level of such Compensation Peer Group when established goals are not achieved and Shareholder value is not created. These results are consistent with the Company's business strategy and its compensation philosophy of placing the major portion of total compensation opportunity at risk.

     Each year, the Committee reviews the selection of peer companies which comprise the Compensation Peer Group. The Committee believes that the Company's most direct competitors for executive talent are not necessarily restricted to those specialty apparel retail companies that are included in the line-of-business industry index used to compare Shareholder returns, but encompass a broader group of companies which are engaged in the recruitment and retention of executive talent in competition with the Company. Thus, the Compensation Peer Group is not the same as, and is broader than, the companies comprising the specialty apparel retail industry index in the graph under the caption "Comparison of Five-Year Cumulative Total Returns". See "STOCK PERFORMANCE CHART".

  Base Salaries

     Executive base salaries reflect the Company's operating philosophy, culture and business direction, with each salary determined subjectively by an annual assessment of a number of factors, including job responsibilities, impact on development and achievement of business strategy, labor market compensation data, corporate performance (corporate operating earnings), individual performance relative to job requirements, the Company's ability to attract and retain critical executives and relative job and industry experience criteria. No specific weighting criteria are utilized among these factors. Executive salaries generally are targeted to be no more than the performance and size adjusted median level of salaries of the Compensation Peer Group. The Committee may, from time to time as business conditions and the Company's need to attract top industry talent warrant, provide salaries to selected executives above the performance and size adjusted median level of salaries of the Compensation Peer Group. See also "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements".

  Annual Incentive Plan

     The fiscal 1997 annual incentive program established annual incentive opportunities for Executives ranging from zero to a maximum 90% of salary at the end of the 1997 fiscal year. The amount of these incentive payments was dependent on the extent to which individual performance goals were met or exceeded and/or the extent to which the Company achieved corporate operating earnings goals (reflecting corporate operating earnings growth). These goals were set in expectation of a stretch performance level (target performance) and were approved by the Compensation Committee prior to implementation.

     The target performance incentive payment opportunity for each named Executive Officer was based on factors similar to those used to determine base salary (discussed above) and ranged from 40% to 60% of fiscal year-end salaries. If minimum (threshold) performance was achieved, the level at which each Executive Officer could earn an incentive payment ranged from 28% to 42% of fiscal year-end salaries to a maximum incentive payment in a range from 60% to 90% of fiscal year-end salaries. These minimum and maximum payment levels were prescribed by the Compensation Committee at the beginning of the 1997 fiscal year. No awards may be paid out if corporate operating earnings performance (reflecting corporate operating earnings growth) does not reach the established minimum performance level.

     The annual incentive payment opportunities for Dorrit J. Bern, the Company's Chairman of the Board, President and Chief Executive Officer, were based entirely on the quantitative corporate operating earnings goal (reflecting corporate operating earnings growth) subject to the provisions of her Employment Agreement with the Company which provides for Ms. Bern to receive an incentive payment of not less than 30% of her annual salary for the 1997 fiscal year. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements". The annual incentive award opportunities for the other named Executive Officers were based 70% on the quantitative corporate operating earnings goal (reflecting corporate operating earnings growth) and 30% on performance relative to individual (and business unit, where applicable) responsibilities and objectives as quantitatively and subjectively assessed by the Committee upon the recommendation of the Chief Executive Officer.

  Long-Term Incentive Plans

     The Company's long-term executive incentive program currently consists of "market value" stock options (having a per share exercise price of 100% of the fair market value of the Company's Common Stock on the date of grant) ("Standard Options") and performance-accelerated stock options ("PSO's") also having a per share exercise price of 100% of the fair market value of the Company's stock on the date of grant. The Company occasionally grants "below market" stock options, primarily to attract new executives and retain key employees. Long-term incentives involving Standard Options and PSO's reward the Executives for successful Company performance as reflected by appreciation in the market price of the Company's Common Stock. The Company's long-term executive incentive program currently consists of the following plans under which awards may be granted:

          1. The 1993 Employees' Stock Incentive Plan (the "1993 Plan") authorizes the granting of a variety of stock-based awards. The Company has granted options with an exercise price equal to 100% of the fair market value of the Company's Common Stock at the date of grant up to target award levels to the named Executive Officers and other key employees. These option grants continue to align the major portion of long-term compensation opportunities with the creation of Shareholder value. The 1997 fiscal year grants of these options to the named Executive Officers generally become exercisable at the rate of 30% per year commencing with the first and second anniversaries of the date of grant and at the rate of 20% per year commencing with the third and fourth anniversaries of the date of grant. The 1993 Plan also authorizes grants of restricted stock. The Company did not make any 1997 fiscal year grants of PSO's. See also "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements".

          2. The 1988 Key Employee Stock Option Plan ("KESOP") authorizes the granting of "below market" options to senior executives and other key employees. In recent years, grants under the KESOP generally have been used as an important recruiting tool to attract new employees. Options under the KESOP generally become exercisable in one-third increments at the end of the third, fourth and fifth years after the date of grant.

     In accordance with its business strategy and compensation philosophy, the Company has granted stock options and awards in the nature of restricted stock to a significant number of employees to afford them an opportunity to participate in the Company's future growth and to focus them on their contributions which are necessary for the financial success and business growth of the Company and, thereby, the creation of value for its Shareholders.

  Other

     The Committee may, from time to time as warranted by business conditions and the Company's need to attract, retain or recognize the contributions of key executives, provide special incentive award opportunities to selected executives to secure the employment of such executives, retain such executives or to reward such executives for contributions made to the Company's success over extended or extraordinary periods of service. The Committee made awards of this nature during the 1997 fiscal year. See also "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements".

  Compensation of the Chief Executive Officer for the 1997 Fiscal Year

     On August 23, 1995, Dorrit J. Bern was appointed President, Chief Executive Officer and Vice Chairman of the Board of the Company. In order to attract Ms. Bern to the employ of the Company, the Committee provided her with a base salary of $1,000,000. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements". This salary recognized the value of Ms. Bern's experience and skills in the industry and included a premium for moving to the Company during a period of exceptional business challenge from a highly stable employment situation. Ms. Bern's salary was not increased for the 1997 fiscal year. Ms. Bern's salary is well above the performance and size adjusted median level of base salary levels for the Compensation Peer Group.

     On March 20, 1996, Ms. Bern was granted a stock award of 400,000 shares comprising 160,000 shares which were granted without risk of forfeiture and 240,000 shares of restricted stock subject to risk of forfeiture and restrictions. These restrictions expire as to 60,000 shares of restricted stock on each of the third and fourth anniversaries of the date of the stock award and the restrictions on the remaining 120,000 shares of restricted stock expire on the fifth anniversary of the stock award. The closing price for the Company's Common Stock as reported by the Nasdaq National Market on March 20, 1996 was $4.75. This stock award was granted to further align Ms. Bern's compensation program with Shareholder interests and to recognize her effective leadership and management of the Company during a very challenging period. The Committee intended the grant to promote retention and augment the long-term component of Ms. Bern's compensation.

     No stock options were granted to Ms. Bern during the 1997 fiscal year. On the basis of the Committee's review and certification of the Company's 1997 fiscal year operating earnings in relation to Ms. Bern's goals under the Annual Incentive Plan, an annual incentive payment of $570,000 was made to Ms. Bern under the Annual Incentive Plan.

     On an annualized basis, the combination of Ms. Bern's annual salary, cash bonus awarded during fiscal 1997 and stock award grant made during fiscal 1997 placed her total compensation well above the performance and size adjusted median level of total compensation levels for the Compensation Peer Group.

  Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code subjects public companies to limits on the deductibility of certain executive compensation. It limits deductible compensation for each Executive Officer named in the Summary Compensation Table and serving as such at the end of the fiscal year to $1,000,000 per year. See "MANAGEMENT COMPENSATION". Certain forms of compensation are exempt from this deductibility limit, primarily performance-based compensation under plans approved by Shareholders.

     The Committee recognizes that a portion of the cash compensation which was paid to Ms. Bern in fiscal 1997 and the stock award made to her in fiscal 1997 do not qualify for exemption under Section 162(m). The Committee considered the deductibility of compensation under Section 162(m) in designing compensatory arrangements and assessing the cost to the Company of such compensatory arrangements and determined that the need to attract and retain top industry executive talent considerably outweighed deductibility considerations. The Committee therefore determined that it was necessary and in the best interests of the Company to authorize compensation for Ms. Bern that was, in part, in excess of the limitation on deductibility. As circumstances change, the Committee will determine what actions are appropriate in order to preserve tax deductibility of executive compensation paid by the Company.

     While the Annual Incentive Plan described above consists of performance-based awards, cash payments thereunder will not comply with the requirements for exemption from the deductibility limit under the Internal Revenue Service regulations as Shareholders have not been asked to approve the stated performance goals.

     Outstanding Standard Options and PSO awards appear to meet the exemption requirements for performance-based compensation under Section 162(m). Awards of restricted stock, to the extent made, will not meet the exemption requirements for performance-based compensation under Section 162(m).

                                  Compensation Committee and Stock Option
                                  Committees:

                                  Alan Rosskamm
                                  Joseph L. Castle, II
                                  Michael Solomon
                                  Marvin L. Slomowitz

                            STOCK PERFORMANCE CHART


     The following graph shows a five-year comparison of cumulative total returns on Common Stock for the Company, the Standard and Poor's 500 Composite Index, and the Dow Jones Retailers -- Specialty Apparel Index. The Company's fiscal year ends on the Saturday nearest January 31 in each year. The dates plotted on the chart below correspond with the last trading day of each fiscal year.

     In the printed version of the document, a line graph appears which depicts the following plot points:

     The chart above assumes $100 invested on January 31, 1992 in Charming Shoppes, Inc., the S&P 500 Composite Index, and the Dow Jones Retailers -- Specialty Apparel Index, and was plotted using the following data:

                                                     01/31/92    01/29/93    01/28/94    01/27/95    02/02/96    01/31/97
                                                     --------    --------    --------    --------    --------    --------
Charming Shoppes, Inc.............................     $100        $138        $ 88        $ 49        $ 23        $ 40
S&P 500 Composite Index...........................     $100        $111        $124        $125        $173        $219
Dow Jones Retailers -- Specialty Apparel
Index.............................................     $100        $ 95        $ 88        $ 80        $ 81        $110

         AUTHORIZATION AND APPROVAL OF THE ISSUANCE OF SHARES UNDER THE
              NON-EMPLOYEE DIRECTORS COMPENSATION PROGRAM AND THE
           COMPENSATION PROGRAM FOR THE NON-EMPLOYEE CHAIRMAN OF THE
                               BOARD OF DIRECTORS

     The Company's Board of Directors believes that attracting and retaining non-employee Directors of high quality is essential to the Company's growth and success. The Board also believes that important advantages to the Company are gained by a comprehensive compensation program for members of the Board which includes stock awards for non-employee Directors. Such stock awards enable them to acquire or increase their proprietary interest in the Company thereby promoting a closer identity of interest between the non-employee Directors and the Company's Shareholders.

     Accordingly, on August 21, 1996, the Company's Board of Directors adopted, subject to Shareholder approval, the Non-Employee Directors Compensation Program (the "Non-Employee Directors Program") and the Compensation Program for the Non-Employee Chairman of the Board of Directors (the "Non-Employee Chairman Program"). These programs provide for payment of a significant portion of the compensation to the non-employee Directors and the non-employee Chairman of the Board of Directors in the form of stock. Currently six non-employee Directors are eligible to participate in the Non-Employee Directors Program. No current Director is currently eligible to participate in the Non-Employee Chairman Program, although as discussed below, one Director participated in that Program during the 1997 fiscal year.

     A total of 700,000 shares of Common Stock have been authorized for issuance, on a non-allocated basis, between the Non-Employee Directors Program and the Non-Employee Chairman Program. Such number of shares authorized for the Non-Employee Directors Program and the Non-Employee Chairman Program shall be appropriately adjusted to reflect stock splits, stock dividends, and other extraordinary corporate events affecting the Common Stock. Shareholders are being asked to approve the authorization of such shares for issuance under the Non-Employee Directors Program and the Non-Employee Chairman Program in order to comply with the rules of the Nasdaq National Market and for purposes of the Pennsylvania Business Corporation Law. On April 29, 1997, the closing price per share of Common Stock on the Nasdaq National Market was $5.84375 per share.

     The Board of Directors may amend or terminate the Non-Employee Directors Program and the Non-Employee Chairman Program at any time; provided, however, that a termination or amendment of the Non-Employee Directors Program and the Non-Employee Chairman Program that occurs after a stock award is made will not result in the termination or amendment of the award unless the recipient of such Award has provided his or her consent. Any change in the Non-Employee Directors Program and the Non-Employee Chairman Program, including changes in the rate for fees payable thereunder or the percentages to be paid in cash or stock, are not subject to Shareholder approval. However, Shareholder approval will be necessary for any increase in the shares of Common Stock which have been authorized for issuance on a non-allocated basis between the Non-Employee Directors Program and the Non-Employee Chairman Program. Changes in the Non-Employee Directors Program and the Non-Employee Chairman Program that might increase the costs thereof to the Company would not necessarily be subject to Shareholder approval.

               DESCRIPTION OF THE NON-EMPLOYEE DIRECTORS PROGRAM

ADMINISTRATION

     The Non-Employee Directors Program will be administered and interpreted by the Board of Directors. The Board has full power and authority to administer and interpret the Non-Employee Directors Program, to make factual determinations and to adopt or amend such rules and regulations for implementing the Non-Employee Directors Program and for conduct of its business as it deems necessary or advisable, in its sole discretion.

SHARES ISSUANCE AND CASH COMPENSATION

     The Non-Employee Directors Program authorizes the payment of aggregate compensation at the rate of $60,000 per annum to the non-employee Directors (which does not include a non-employee Chairman) of the Company (the "Annual Directors Fee"). Under the terms of the Non-Employee Directors Program, from Annual Meeting to Annual Meeting, each non-employee Director is entitled to receive an award of shares with a fair market value equal to 60% of the Annual Directors Fee. The balance of the Annual Directors Fee is payable in cash in four equal installments.

STOCK AWARDS

     The Board may issue or transfer shares under an award pursuant to the Non-Employee Directors Program. The Board will determine the portion of the Annual Directors Fee to be paid by issuance of shares under the Non-Employee Directors Program, which portion is currently set at 60% of the Annual Directors Fee. The number of shares to be issued to a non-employee Director pursuant to an award will equal the specified portion of the Annual Directors Fee divided by the closing price for the Company's Common Stock on the Nasdaq National Market on the date of the Company's Annual Meeting for that year (except stock awards granted at times other than the day of an Annual Meeting are based on the closing price of Common Stock on the date of award). The award will vest in four equal installments on the date of the Annual Meeting for that year and on the succeeding September 30th, December 31st and March 31st, at which vesting date shares will be issued and delivered. If a non-employee Director is elected to the Board by means other than election at an Annual Meeting of Shareholders, a pro-rata award will be made of the number of shares determined by (a) dividing the specified portion of the Annual Directors Fee by the closing price for the Company's Common Stock on the Nasdaq National Market on the date such Director is so elected, (b) multiplying the result determined in (a) by the reasonably anticipated number of full months until the next Annual Meeting of Shareholders, and (c) dividing the result determined in (b) by 12. Such pro-rata award shall vest in four equal installments determined by the Board of Directors prior to the next Annual Meeting of Shareholders. Each non-employee Director is entitled to (i) receive dividends on the vested portion of each stock award, when, as, and if dividends are declared and paid on the Common Stock of the Company, and
(ii) vote with regard to the number of vested shares subject to the stock award on any matter submitted to a vote of holders of Common Stock of the Company.

FORFEITURE PROVISIONS

     Stock awards to current non-employee Directors will be cancelled in the event the authorization of shares is not approved by Shareholders of the Company or in the event a non-employee Director's service on the Board terminates prior to the date a stock award becomes fully vested in accordance with its terms. Once vested, a non-employee Director is free to sell or dispose of his or her shares.

                DESCRIPTION OF THE NON-EMPLOYEE CHAIRMAN PROGRAM

ADMINISTRATION

     The Non-Employee Chairman Program will be administered and interpreted by the Board of Directors. The Board has full power and authority to administer and interpret the Non-Employee Chairman Program, to make factual determinations and to adopt or amend such rules and regulations for implementing the Non-Employee Chairman Program and for conduct of its business as it deems necessary or advisable, in its sole discretion.

SHARES ISSUANCE AND CASH COMPENSATION

     The Non-Employee Chairman Program authorizes the payment of aggregate compensation at the rate of $300,000 per annum to the non-employee Chairman of the Company (the "Annual Chairman Fee"). Under the terms of the Non-Employee Chairman Program, from Annual Meeting to Annual Meeting, the non-employee Chairman is entitled to receive an award of shares with a fair market value equal to 50% of the Annual Chairman Fee. The balance of the Annual Chairman Fee is payable in cash in four equal installments.

STOCK AWARDS

     The Board may issue or transfer shares under an award pursuant to the Non-Employee Chairman Program. The Board will determine the portion of the Annual Chairman Fee to be paid by issuance of shares under the Non-Employee Chairman Program, which portion is currently set at 50% of the Annual Chairman Fee. The number of shares to be issued to the non-employee Chairman pursuant to an award will equal the specified portion of the Annual Chairman Fee divided by the closing price for the Company's Common Stock on the Nasdaq National Market on the date of the Company's Annual Meeting for that year (except stock awards granted at times other than the day of an Annual Meeting are based on the closing price of Common Stock on the date of award). The award will vest in four equal installments on the date of the Annual Meeting for that year and on the succeeding September 30th, December 31st and March 31st, at which vesting date shares will be issued and delivered. If the non-employee Chairman is elected to the Board by means other than election immediately following an Annual Meeting of Shareholders, a pro-rata award will be made of the number of shares determined by (a) dividing the specified portion of the Annual Chairman Fee by the closing price for the Company's Common Stock on the Nasdaq National Market on the date the non-employee Chairman is so elected, (b) multiplying the result determined in (a) by the reasonably anticipated number of full months until the next Annual Meeting of Shareholders, and (c) dividing the result determined in
(b) by 12. Such pro-rata award shall vest in four equal installments determined by the Board of Directors prior to the next Annual Meeting of Shareholders. The non-employee Chairman is entitled to (i) receive dividends on the vested portion of each stock award, when, as, and if dividends are declared and paid on the Common Stock of the Company, and (ii) vote with regard to the number of vested shares subject to the stock award on any matter submitted to a vote of holders of Common Stock of the Company.

FORFEITURE PROVISIONS

     Stock awards to a non-employee Chairman will be cancelled in the event the authorization of shares is not approved by Shareholders of the Company or in the event the non-employee Chairman's service on the Board terminates prior to the date a stock award becomes fully vested in accordance with its terms. Once vested, a non-employee Chairman is free to sell or dispose of his or her shares.

         INITIAL STOCK AWARDS UNDER THE NON-EMPLOYEE DIRECTORS PROGRAM
                     AND THE NON-EMPLOYEE CHAIRMAN PROGRAM

     Subject to Shareholder approval of the share authorization for the Non-Employee Directors Program, the Company made the following initial stock awards under the Non-Employee Directors Program: the Company awarded to each of Alan Rosskamm, Michael Solomon, Marvin L. Slomowitz and Geoffrey W. Levy 4,966 shares of Common Stock as the stock component of compensation for services from the 1996 Annual Meeting until the 1997 Annual Meeting. The stock awards were based on the closing price of $7.25 per share for the Company's Common Stock on the Nasdaq National Market on August 23, 1996, the first full day of trading after the announcement of the Company's earnings for the second quarter ended August 3, 1996. The Company awarded to Marjorie Margolies-Mezvinsky a pro-rata award of 3,158 shares of Common Stock on January 30, 1997, the date that she was elected to the Board of Directors of the Company. This award was based on the closing price of $4.75 per share for the Company's Common Stock on the Nasdaq National Market on January 30, 1997, the date she was so elected. This award is intended as the stock component of compensation for her services as a non-employee Director from January 30, 1997 until the 1997 Annual Meeting. Joseph L. Castle, II was granted a pro-rata award of 3,646 shares of Common Stock under the Non-Employee Directors Program with effect from January 1, 1997, the date that Mr. Castle ceased to be compensated under the Non-Employee Chairman Program as the stock component of his compensation for services as a non-employee Director until the 1997 Annual Meeting. Mr. Castle's award was based on the closing price of $4.9375 per share for the Company's Common Stock on the Nasdaq National Market on January 2, 1997, the date Mr. Castle was first compensated under the Non-Employee Directors Program.

     Subject to Shareholder approval of the share authorization for the Non-Employee Chairman Program, the Company awarded Joseph L. Castle, II 20,690 shares of Common Stock as the stock component of compensation for services from the 1996 Annual Meeting until the 1997 Annual

Meeting under the Non-Employee Chairman Program. The award was based on the closing price of $7.25 per share for the Company's Common Stock on the Nasdaq National Market on August 23, 1996, the first full day of trading after the announcement of the Company's earnings for the second quarter ended August 3, 1996. On January 30, 1997, Mr. Castle resigned as the non-employee Chairman of the Board. Subject to Shareholder approval, he will receive 10,345 shares of Common Stock being that portion of his original stock award under the Non-Employee Chairman Program which vested prior to his resignation. Mr. Castle will continue to be compensated under the Non-Employee Directors Program for his services until the 1997 Annual Meeting.

     The following table sets forth the amount of shares awarded under the Non-Employee Directors Program and the Non-Employee Chairman Program to date to the specified groups, which awards are subject to Shareholder approval of the authorization of shares for issuance under the Non-Employee Directors Program and the Non-Employee Chairman Program:

                               NEW PLAN BENEFITS

         STOCK AWARDS TO DATE UNDER THE NON-EMPLOYEE DIRECTORS PROGRAM
                     AND THE NON-EMPLOYEE CHAIRMAN PROGRAM

                                                               NUMBER OF SHARES          NUMBER OF SHARES
                                                            SUBJECT TO SHAREHOLDER    SUBJECT TO SHAREHOLDER
                                                            AUTHORIZATION FOR THE     AUTHORIZATION FOR THE
                                                                 NON-EMPLOYEE         NON-EMPLOYEE CHAIRMAN
NAME AND POSITION                                             DIRECTORS PROGRAM              PROGRAM
-----------------                                           ----------------------    ----------------------
Executive Officers as a group............................              -0-                       -0-
Non-Executive Directors as a group.......................           26,668                    10,345
Non-Executive employees as a group.......................              -0-                       -0-

     FEDERAL INCOME TAX CONSEQUENCES OF STOCK AWARDS UNDER THE NON-EMPLOYEE
            DIRECTORS PROGRAM AND THE NON-EMPLOYEE CHAIRMAN PROGRAM

     The federal income tax treatment of stock awards under the Non-Employee Directors Program and the Non-Employee Chairman Program under present tax law is described generally below. Local and state tax authorities may also tax compensation awarded under the Non-Employee Directors Program and the Non-Employee Chairman Program. The non-employee Directors and the non-employee Chairman (a "Grantee") are urged to consult with their personal tax advisors concerning the application of the general principles discussed below to their own situations and the application of state and local tax laws.

     A Grantee normally will not recognize taxable income upon the grant of a stock award, and the Company will not be entitled to a deduction, until such stock is transferable by the Grantee or is no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the shares are either transferable or are no longer subject to a substantial risk of forfeiture, the Grantee will recognize ordinary income in an amount equal to the fair market value of the shares at that time and the Company will be entitled to a deduction in the same amount. The Grantee may, however, elect to recognize ordinary income in the year the award is granted in an amount equal to the fair market value of the shares at the date of grant, determined without regard to the restrictions. In such event, the Company generally will be entitled to a corresponding deduction in the same year. Any gain or loss recognized by the Grantee upon subsequent disposition of the shares will be a capital gain or loss. If, after making the election, any shares subject to an award are forfeited for any reason, or the market value declines during the restricted period, the Grantee is not entitled to any tax deduction or tax refund.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AUTHORIZATION AND APPROVAL OF THE ISSUANCE OF SHARES UNDER THE NON-EMPLOYEE DIRECTORS COMPENSATION PROGRAM AND THE COMPENSATION PROGRAM FOR THE NON-EMPLOYEE CHAIRMAN OF THE BOARD OF DIRECTORS.

                PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

     The following table shows the beneficial ownership of the Company's Common Stock of (1) each person or group known to the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock; (2) each Director individually; (3) each of the Company's named Executive Officers for the 1997 fiscal year and (4) all current Directors, nominees and Executive Officers of the Company as a group. Unless otherwise indicated, beneficial ownership information is presented as of April 11, 1997.

                                                                            COMMON STOCK (1)
                                                                     ------------------------------
                                                                      NUMBER OF          PERCENT OF
NAME OF BENEFICIAL OWNER                                             SHARES OWNED          CLASS
------------------------                                             ------------        ----------
Dorrit J. Bern....................................................       600,000(2)          (14)
Michael Solomon...................................................       110,000(3)          (14)
Alan Rosskamm.....................................................        35,484(4)          (14)
Marvin L. Slomowitz...............................................        35,000(4)          (14)
Joseph L. Castle, II..............................................        22,000(4)          (14)
Geoffrey W. Levy..................................................        32,250(4)          (14)
Marjorie Margolies-Mezvinsky......................................             0
Colin D. Stern....................................................       392,700(5)          (14)
Elizabeth Williams................................................        90,600(6)          (14)
Erna Zint.........................................................        50,000(7)          (14)
Jeffrey M. Zelenko................................................        35,000(8)          (14)
FMR Corp..........................................................    16,010,351(9)        14.9%
Ryback Management Corporation.....................................    13,821,603(10)       12.7%
First Pacific Advisors, Inc.......................................    11,043,834(11)       10.3%
Pioneering Management Corporation.................................     5,631,500(12)        5.4%
All current Directors, nominees and Executive Officers
  as a Group (18 persons).........................................     2,109,955(13)        2.0%

------------------
 (1) Unless otherwise indicated, the persons named have sole voting and investment power over the number of shares of the Company's Common Stock shown as being beneficially owned by them.

 (2) Includes a stock award of 400,000 shares to Ms. Bern comprising 160,000 shares which were granted without risk of forfeiture and 240,000 shares of restricted stock subject to risk of forfeiture and restrictions. These restrictions expire as to 60,000 shares of restricted stock on each of the third and fourth anniversaries of March 20, 1996, which is the date of the stock award, and the restrictions on the remaining 120,000 shares of restricted stock expire on the fifth anniversary of the date of the stock award. Also includes 200,000 shares as to which Ms. Bern holds options exercisable within sixty days.

 (3) Includes 45,000 shares owned by a trust for the benefit of Mr. Solomon's daughter, as to which shares Mr. Solomon disclaims any beneficial ownership. Also includes 30,000 shares owned by Mr. Solomon's profit sharing and savings plan and 30,000 shares as to which Mr. Solomon holds options exercisable within sixty days. See "ELECTION OF DIRECTORS -- Compensation of Directors ".

 (4) Includes 18,000 shares for Mr. Castle, 30,000 shares for Mr. Slomowitz, 30,000 shares for Mr. Rosskamm and 24,000 shares for Mr. Levy, as to which such persons hold options exercisable within sixty days. See "ELECTION OF DIRECTORS -- Compensation of Directors".

 (5) Includes 392,700 shares as to which Mr. Stern holds options exercisable within sixty days.

 (6) Includes 80,000 shares as to which Ms. Williams holds options exercisable within sixty days.

                                               Notes continued on following page

 (7) Includes 50,000 shares as to which Ms. Zint holds options exercisable within sixty days.

 (8) Includes 35,000 shares as to which Mr. Zelenko holds options exercisable within sixty days.

 (9) The source of this information is an Amendment to Schedule 13G dated February 14, 1997, filed by FMR Corp. and certain other persons reporting beneficial ownership as of December 31, 1996. FMR Corp. reported that it had sole power to vote or direct the vote of 798,549 shares and sole power to dispose or direct the disposition of 16,010,351 shares. This Schedule 13G reported that Edward C. Johnson, 3rd and certain of his family members and trusts form a controlling group with respect to FMR Corp. and that he and Abigail P. Johnson each also had beneficial ownership of 16,010,351 shares (which shares are the same shares as those beneficially owned by FMR Corp.), including sole voting power over 798,549 shares and sole dispositive power over 16,010,351 shares. The 16,010,351 shares includes 2,303,615 shares which may be acquired by conversion of $17,185,000 principal amount of the Company's 7.5% Convertible Subordinated Notes due July 15, 2006 ("Convertible Debentures"). The Schedule 13G also stated that Fidelity Management & Research Company ("FMRC"), a wholly owned subsidiary of FMR Corp. and a registered investment advisor, beneficially owned 15,147,050 shares or 14.06% of the outstanding class of Common Stock including 1,789,541 shares that may be acquired upon conversion of Convertible Debentures (all of which shares are included in the shares beneficially owned by FMR Corp.). In addition, the Schedule 13G stated that Fidelity Contrafund, a registered investment company as to which FMRC serves as an investment advisor, was the beneficial owner of 10,629,633 shares or 9.9% of the outstanding class of Common Stock, including 650,133 shares that may be acquired upon conversion of Convertible Debentures (all of which shares are included in the shares beneficially owned by FMR Corp.). The address of FMR Corp. and its affiliates is 82 Devonshire Street, Boston, MA 02109.

(10) The source of this information is an Amendment to Schedule 13G dated January 27, 1997, filed by Ryback Management Corporation, reporting that it had sole voting and dispositive power over 13,821,603 shares of Common Stock. The shares reported as beneficially owned by Ryback Management Corporation include 7,955,100 shares, or 7.3% of the outstanding class of Common Stock, beneficially owned by Lindner Growth Fund, 5,791,503 shares (including 3,756,703 shares that may be acquired upon conversion of Convertible Debentures) or 5.3% of the outstanding class of Common Stock beneficially owned by the Lindner Dividend Fund and 75,000 shares beneficially owned by Ryback Management Corporation. Both the Lindner Growth Fund and the Lindner Dividend Fund are separate series of the Lindner Investment Series Trust. The address of Ryback Management Corporation and the other reporting persons is 7711 Carondelet Avenue, Box 16900, St. Louis, MO 63105.

(11) The source of this information is an Amendment to Schedule 13G dated February 10, 1997, filed by First Pacific Advisors, Inc., reporting that it had shared power to vote or direct the vote of 6,962,935 shares of Common Stock and shared power to dispose or direct the disposition of 11,043,834 shares of Common Stock at January 31, 1997. The 11,043,834 shares include 1,343,834 shares that may be acquired upon conversion of Convertible Debentures. The address of First Pacific Advisors, Inc. is 11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064.

(12) The source of this information is a Schedule 13G dated January 22, 1997, filed by Pioneering Management Corporation, reporting that it had sole power to vote or direct the vote of 5,631,500 shares of Common Stock, sole power to dispose or to direct the disposition of 85,000 shares of Common Stock and shared power to dispose or to direct the disposition of 5,546,500 shares of Common Stock at December 31, 1996. The address of Pioneering Management Corporation is 60 State Street, Boston, MA 02109.

(13) Includes 571,208 shares as to which Directors and Executive Officers hold options exercisable within sixty days.

(14) The percentage of shares of Common Stock beneficially owned does not exceed one percent of the Company's issued and outstanding shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Geoffrey W. Levy, a Director, owns equity interests in shopping centers located in Gilford, Massachusetts and Wakefield, Rhode Island. The amounts (including rent, common area maintenance charges, taxes, insurance and other charges payable under the lease) paid by the Company for the 1997 fiscal year with respect to each store in each shopping center are as follows: Gilford,
Massachusetts: $106,110; and Wakefield, Rhode Island: $70,758. The foregoing leases involve less than one percent of the Company's stores, and are not individually or in the aggregate material to the Company. The Company believes that the terms thereof are no less favorable to the Company than the Company could have negotiated with an unaffiliated third party. See "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION".

     Bernard Brodsky, an Executive Officer, and his wife (the "Brodskys"), were personally indebted to the Company for a loan made to them in the aggregate amount of $150,000 (the "Loan"). The Loan bore interest, payable monthly, at an annual rate of 6 1/2%, and was payable in full on January 31, 1997. The Loan was secured by a first mortgage on a residence owned by the Brodskys. No amount was outstanding with respect to the Loan as of February 1, 1997. The largest aggregate amount of indebtedness outstanding at any time during the 1997 fiscal year was $128,739.

     The Company provides additional life insurance coverage for Dorrit J. Bern, the Company's Chairman of the Board, President and Chief Executive Officer. Under a split dollar arrangement, the Company will pay annual premiums of $78,500, provided, however, that the proceeds of such policies shall be first used to repay all premiums paid by the Company. Under this arrangement, a sufficient amount of insurance coverage will be in place at all times to insure, at a minimum, that the amount of all premiums paid by the Company will be repaid. The balance of such policy proceeds will be paid to certain designated beneficiaries. See also, "MANAGEMENT COMPENSATION -- Summary Compensation Table:
Footnote (4)".

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the 1997 fiscal year the members of the Compensation Committee and Stock Option Committees were: Joseph L. Castle, II, Michael Solomon, Marvin L. Slomowitz and Alan Rosskamm. Marvin L. Slomowitz is also Chairman of the Board, Chief Executive Officer and a shareholder of Mark Centers Trust which is the general partner of Mark Centers Limited Partnership (the "Partnership"). See "ELECTION OF DIRECTORS -- Compensation of Directors". Mr. Slomowitz is also a principal shareholder of the Partnership, which owns shopping centers in which the Company leased twelve stores during the 1997 fiscal year. The aggregate amounts (including rent, common area maintenance charges, taxes, insurance and other charges payable under the leases (the "Lease Amounts")) paid by the Company for the 1997 fiscal year with respect to these twelve stores was $781,963, which is less than two percent of the aggregate rental revenues of the Partnership. As part of the construction and expansion of four of the stores owned by the Partnership, the Company received construction allowances in the aggregate amount of $957,484 to offset the cost of certain leasehold improvements. As of February 28, 1997, the balance of the allowance receivables was $876,577. One of these leased stores was closed during the 1997 fiscal year and the Company paid $15,000 as part of a termination agreement with the Partnership. The Company also leases a store in a shopping center located in Pittston, Pennsylvania. Mr. Slomowitz owns a mortgage over this shopping center. The Lease Amount paid by the Company for the 1997 fiscal year with respect to the Pittston store is approximately $46,494.

     Michael Solomon is a Managing Director of Lazard Freres & Co. LLC which was retained by the Company during the 1997 fiscal year to act as managing underwriter in a public offering of the Company's Convertible Subordinated Notes. Mr. Solomon also owns equity interests in two entities which own shopping centers located in Massena, New York and Logan, West Virginia and in which the Company leases stores. The Lease Amounts paid by the Company for the 1997 fiscal year with respect to each store in each shopping center are as follows: Massena, New York: $40,676; and Logan, West Virginia: $99,164.

     The foregoing leases currently involve fewer than one percent of the Company's stores, and are not individually or in the aggregate material to the Company. The Company believes that the foregoing leases and transaction terms are no less favorable to the Company than the Company could have negotiated with an unaffiliated third party.

                                 OTHER BUSINESS

     The management of the Company knows of no other matters to be presented to the Annual Meeting. However, if any matters other than those referred to herein should properly come before the Meeting, it is the intention of the persons named in the enclosed Proxy Card (namely Dorrit J. Bern and Joseph L. Castle,
II) to vote in accordance with their best judgment.

                           RELATIONSHIP WITH AUDITORS

     The firm of Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended February 1, 1997. Ernst & Young LLP has no direct financial interest and no material indirect financial interest in the Company. Representatives of the auditors are expected to be present at the Annual Meeting and available to make a statement, if they desire, or to answer appropriate questions.

     The Board of Directors selects the independent auditors of the Company upon recommendation by the Audit Committee. The Board has selected Ernst & Young LLP as the Company's independent auditors for the current fiscal year.

                       PROPOSALS FOR 1998 ANNUAL MEETING

     Any proposals of Shareholders that are intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received at the Company's principal executive offices no later than January 15, 1998 and must comply with all other applicable legal requirements in order to be included in the Company's Proxy Statement and Proxy Card for that Meeting. See "ELECTION OF DIRECTORS -- Committees of the Board".

                              COST OF SOLICITATION

     The cost of soliciting Proxies in the accompanying form will be borne by the Company. The solicitation will be conducted primarily by mail, although Directors, Officers and employees of the Company may solicit Proxies personally or by telephone or telegram. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for proxy material to be sent to their principals, and the Company will reimburse them for their reasonable expenses in so doing.

                             ADDITIONAL INFORMATION

     A copy of the Annual Report of the Company for the fiscal year ended February 1, 1997, which contains financial statements audited by the Company's independent auditors, accompanies this Proxy Statement.

     A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (including financial statements and schedules thereto) will be furnished without charge to Shareholders upon written request to Bernard Brodsky, Secretary, at 450 Winks Lane, Bensalem, Pennsylvania 19020.

     It is important that your shares be represented at the Meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed Proxy Card and return it in the enclosed stamped and addressed envelope as promptly as possible.

                                          By Order of the Board of Directors

                                               BERNARD BRODSKY
                                                  Secretary

Bensalem, Pennsylvania
May 15, 1997

                             CHARMING SHOPPES, INC.

                    Proxy for Annual Meeting of Shareholders

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


         The undersigned hereby constitutes and appoints Dorrit J. Bern and Joseph L. Castle, II, and each of them, Proxies of the undersigned, with full power of substitution, to vote and act as designated on the reverse side with respect to all shares of Common Stock of Charming Shoppes, Inc. ("Company") which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Shareholders of the Company to be held on Thursday, June 19, 1997 and at any adjournments thereof.

UNLESS OTHERWISE INDICATED ON THE REVERSE SIDE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR, "FOR" THE PROPOSAL TO AUTHORIZE AND APPROVE THE ISSUANCE OF SHARES UNDER THE NON-EMPLOYEE DIRECTORS COMPENSATION PROGRAM AND "FOR" THE PROPOSAL TO AUTHORIZE AND APPROVE THE ISSUANCE OF SHARES UNDER THE COMPENSATION PROGRAM FOR THE NON-EMPLOYEE CHAIRMAN OF THE BOARD OF DIRECTORS, ALL AS SET FORTH IN THE PROXY STATEMENT.


                           (continued on reverse side)

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

                                                           Please mark
                                                           your votes as     [X]
                                                           indicated in
                                                           this example

1.  ELECTION OF CLASS A DIRECTORS                    (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE
                                                     FOR ANY INDIVIDUAL NOMINEE: WRITE THAT
                                                     NOMINEE'S NAME BELOW.)
      Vote FOR                Vote
    all nominees            WITHHELD                 Marvin L. Slomowitz       Geoffrey W. Levy
                                                             Marjorie Margolies-Mezvinsky
   (except as marked
    to the contrary)                                 ______________________________________________

       ------                ------

2.  PROPOSAL TO AUTHORIZE AND                        3. PROPOSAL TO AUTHORIZE AND APPROVE
    APPROVE THE ISSUANCE OF SHARES                      THE ISSUANCE OF SHARES UNDER THE
    UNDER THE NON-EMPLOYEE DIRECTORS                    COMPENSATION PROGRAM FOR THE
    COMPENSATION PROGRAM                                NON-EMPLOYEE CHAIRMAN OF THE BOARD
                                                        OF DIRECTORS

      FOR           AGAINST          ABSTAIN              FOR            AGAINST              ABSTAIN

      ----           -----            -----              -----            -----                -----



The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Meeting.

The undersigned acknowledges receipt of the Annual Report, the Notice of Annual Meeting of Shareholders and the Proxy Statement, and revokes all previously granted Proxies.

DATED:                                             , 1997
      --------------------------------------------

---------------------------------------------------------
                       Signature

---------------------------------------------------------
                       Signature

Please date and sign as name appears hereon, and return promptly.  If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.  Please note any change in your address as it appears on this Proxy.
--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

                         Annual Meeting of Shareholders
                                       of
                             Charming Shoppes, Inc.
                             Thursday, June 19, 1997
                                   10:00 a.m.
                             Charming Shoppes, Inc.
                                 450 Winks Lane
                               Bensalem, PA 19020